EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) between Heat Biologics, Inc., a Delaware corporation, (the “Company”), and Jeffrey Wolf (the “Executive”) is effective as of January 4, 2021 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Company as its President and Chief Executive Officer pursuant to the terms of an Employment Agreement dated December 18, 2009, as subsequently amended on each of January 20, 2014, January 11, 2016, January 1, 2017 and January 2, 2020 (the “Prior Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as its President and Chief Executive Officer and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall replace the Prior Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

EMPLOYMENT.

(a)

TERMINATION OF PRIOR EMPLOYMENT AGREEMENT.  Effective as of 11:59 p.m. on the day immediately prior to the Effective Date, the Prior Employment Agreement shall automatically terminate and be of no further force and effect.

(b)

EMPLOYMENT TERM.  The Company hereby offers to continue to employ the Executive, and the Executive hereby accepts continued employment by the Company, upon the terms and conditions set forth in this Agreement, until the termination of the Executive’s employment in accordance with Section 10 below, as applicable (the “Employment Term”).

2.

POSITION & DUTIES.  During the Employment Term, the Executive shall serve as the Company’s President and Chief Executive Officer.  As President and Chief Executive Officer, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Company’s Board of Directors (the “Board”) shall designate that are consistent with the Executive’s position as President and Chief Executive Officer, including directing, supervising and having responsibility for all aspects of the operations and general affairs of the Company as directed by the Board.  The Executive shall report to, and be subject to, the lawful direction of the Board.  During the

Employment Term, the Executive shall use his best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and devote the necessary business time and attention to the performance of the Executive’s duties with the Company.  During the Term, the Executive shall also serve, without additional compensation, as a member of the Board and the board of directors of the Company’s subsidiaries and in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the Board.

3.

LOCATION.  Unless the parties otherwise agree in writing, at all times during the Employment Term, the Executive’s principal place of business for performance of the services under this Agreement shall be in or around Durham, North Carolina.

4.

BASE SALARY.  The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of Five Hundred Forty Thousand Dollars ($540,000.00), payable semi-monthly in accordance with the regular payroll practices of the Company.  The Executive’s Base Salary shall be subject to review and adjustment from time to time by the Board (or a committee thereof) in its sole discretion, but may not be decreased.  The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

5.

BONUS.

(a)

ANNUAL TARGET BONUS.  With respect to each calendar year during the Employment Term (beginning in the year of the Effective Date), the Executive will be eligible to earn an annual cash bonus (the “Annual Target Bonus”) as well as discretionary equity awards.  Beginning in the 2021 calendar year and for each full calendar year thereafter, the Executive will be eligible for an Annual Target Bonus of fifty percent (50%) of the Base Salary, which may be increased by the Board based upon performance.  The Annual Target Bonus will be based upon the Board’s assessment of the Executive’s performance and the Company’s attainment of targeted goals as set by the Board.  The Annual Target Bonus will be subject to applicable payroll deductions and withholdings.  The Annual Target Bonus will be paid in December or January at the discretion of the Board.

(b)

INCENTIVE BONUSES.  Executive will be awarded an (i) incentive cash bonus in the amount equal to 2% of the Transaction Consideration (as defined below) paid in connection with the consummation of a Change in Control (as defined below) during the Term; provided that such Change in Control results in the stockholders of the Company receiving (or being entitled to receive, whether upon the consummation of the Change in Control or at a future date) transaction consideration worth at least 125% of the average closing trading price of the Company’s common stock during the twenty (20) trading-day period immediately preceding the consummation of the Change in Control and (ii) an equity bonus in the form of additional stock options or restricted stock units or shares of restricted stock (the type of equity and allocation among the various types of equity to be as mutually determined by the Executive and the Board) equal to 2% of the total fully-diluted equity of the Company if the market capitalization of the Company is equal to or exceeds a valuation of $500 million or more for fifteen (15) business days or longer.  The market capitalization shall be determined by the Board based on the closing price of the Company’s common stock on each day during such fifteen (15) days period multiplied by the number of outstanding shares of the Company’s common stock on each such day. If the any portion of the equity bonus is an option grant then the exercise price of the option shall be equal to the then current fair market value of the Company’s common stock on the date of grant.  If the exercise price of any option granted exceeds the closing price of the Company’s common stock on the first day of the fifteen (15) day period then Executive shall be awarded in addition to the foregoing award either additional equity or cash having a value equal to the difference between the exercise price on the grant date and the closing price of the Company’s common stock on the first date of the fifteen (15) day period multiplied by the number of shares of the Company’s common stock outstanding on the grant date.  “Transaction Consideration” means an amount of cash and the fair market value of stock, equity, securities or other property paid or set aside for payment to the stockholders of the Company in connection with the Change in Control. In addition “transaction consideration” includes all contingent, conditional or deferred consideration paid or payable in connection with the Change in Control s. The bonus paid pursuant to this paragraph is subject to such withholdings as may be required by law and will be paid within ten (10) days after the date of the consummation of the Change in Control. The terms and conditions of such option grants, including vesting, shall be governed by a stock option agreement or RSU agreement in a form acceptable to the Executive and the Company.

6.

EQUITY.  Except as specifically provided herein, the provisions of any equity awards issued to Executive prior to the Effective Date and any related agreements and the Executive’s rights with respect to the grants thereunder shall continue.

Upon the formation of a new subsidiary of the Company and subject to any requisite stockholder approval and Nasdaq approval, provided that the Executive must be employed by or otherwise providing services to the Company and the subsidiary on such formation date, and provided further that when there are other eligible participants as determined by the Executive and the Board of Directors or the Compensation Committee of the Board of Directors, the Company will cause each newly formed subsidiary to establish a Subsidiary Stock Option Plan  and  Executive shall be awarded a  number of Stock Options pursuant to each Subsidiary Stock Option Plan equal to between three and five percent of the issued and outstanding shares of the subsidiary, the exact number to be determined by Company’s Board of Directors and its Compensation Committee. Such Shares will be subject to the same restrictions on disposition as are applicable to other initial shareholders of the subsidiary and such other restrictions as may be applicable under federal or state securities laws.

7.

EMPLOYEE BENEFITS.

(a)

BENEFIT PLANS.  The Executive shall, in accordance with Company policy and the terms of the applicable Company benefit plan documents, be eligible to participate in any benefit plan or arrangement, including health, life and disability insurance, retirement plans and the like, that may be in effect from time to time and made available to the Company’s senior management.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(b)

VACATION.  The Executive shall be entitled to twenty (20) business days paid vacation and sick leave per year in accordance with the Company’s policies and shall be entitled to accrue vacation time during the Employment Term in accordance with the Company’s vacation policy.  Vacation is to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder.  The existing vacation accrued for the past four (4) years to date not to exceed sixty (60) days will rollover into this Agreement.

(c)

SUPPLEMENTAL DISABILITY BENEFITS.  During the Employment Term, the Company will pay for the applicable premiums for the Executive’s coverage under its existing supplemental disability policy.

(d)

GENERAL EXPENSE REIMBURSEMENTS.  The Company will reimburse the Executive for all reasonable business expenses, including travel, computer and cellular phone costs that the Executive incurs in performing the services hereunder pursuant to the Company’s usual expense reimbursement policies and practices, following submission by the Executive of reasonable documentation thereof.  All reimbursements provided under this Agreement shall be made in accordance with the requirements of Section 409A (as defined below) to the extent that such reimbursements are subject to Section 409A, including, as applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employment Term, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

(e)

INDEMNIFICATION.  The Company shall provide the Executive with full advance indemnification to the extent permitted by Delaware law, including indemnification for activities at all subsidiaries.

8.

CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS.  Executive agrees that the Company’s form of Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement dated January 4, 2021 (the “Confidentiality Agreement”), which Executive had executed remains in full force and effect.  The Confidentiality Agreement may be amended by the parties from time to time without regard to this Agreement.  The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

9.

TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)

DISABILITY.  Upon the 30th day following the Executive’s receipt of notice of the Company’s termination due to Disability (as defined in this Section); provided that, the Executive has not returned to full-time performance of his duties within thirty (30) days after receipt of such notice.  If the Company reasonably determines in good faith that the Executive’s Disability has occurred during the term of this Agreement, it will give the Executive thirty day’s written notice of its intention to terminate his employment. In the event that Executive denies that he is disabled from performing the material functions of his job, Executive may, within thirty (30) days of the date of notice of the Company’s intention to terminate, request that his disability be determined by an independent, licensed physician selected by the Company or its insurers and acceptable to Executive, Executive’s acceptance of the physician not to be unreasonably withheld.   Promptly following such request by Executive, the Company shall arrange for an examination of Executive and Executive shall cooperate fully in such examination. Executive shall remain employed under all the terms, provisions and conditions of this Agreement, until the physician determines in writing whether Executive is disabled from performing the material functions of his job.  In the event that the physician determines that Executive is not disabled from performing the material functions of his job, Executive shall continue with his employment under this Agreement.  In the event that the physician determines that Executive is disabled from performing the material functions of his job, Executive’s employment shall terminate upon such determination. For purposes of this Agreement, “Disability” shall occur when the Board determines that the Executive has become physically or mentally incapable of performing the essential functions of his job duties under this Agreement with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) nonconsecutive days in any twelve (12) month period, subject to any applicable law.  For purposes of this Section, at the Company’s request, the Executive agrees to make himself available and to cooperate in a reasonable examination by an independent qualified physician selected by the Board.

(b)

DEATH.  Automatically on the date of death of the Executive.

(c)

CAUSE.  Immediately upon written notice by the Company to the Executive of a termination for Cause.  For purposes of this Agreement, “Cause” shall mean any one or more of the following events: (a) your conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, dishonesty or moral turpitude; (ii) your conviction of an act of fraud or embezzlement, or the Company’s good faith determination corroborated by independent evidence or admission of Executive of commission of an act of material dishonesty against the Company; (iii) your material breach of any written agreement between you and the Company (including but not limited to your Confidential Information and Assignment of Inventions Agreement or any other restrictive covenant agreements) or material breach or material neglect of any statutory or fiduciary duty you owe to the Company as reasonably determined by the Board, in each case, after having provided you with not less than thirty (30) days written notice of same and with the opportunity to cure of the same duration to the extent curable; or (iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of your duties as reasonably determined by the Board, in each case, after having provided you with not less than thirty (30) days written notice of same and with the opportunity to cure of the same duration to the extent curable.

(d)

WITHOUT CAUSE.  Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability.

(e)

WITH GOOD REASON.  Upon the Executive’s notice following the end of the Cure Period (as defined in this Section).  For purposes of this Agreement, “Good Reason” for the Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction in the Executive’s Base Salary (other than an across-the-board decrease in base salary applicable to all executive officers of the Company and with the Executive’s consent); (ii) a material breach of this Agreement by the Company; (iii) a material reduction in the Executive’s duties, authority and responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) the relocation of the Executive’s principal place of employment, without the Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

(f)

WITHOUT GOOD REASON.  Upon the expiration of the Transition Period (as defined in this Section) unless otherwise provided by the Company as provided herein, the Executive shall provide thirty (30) days’ prior written notice (the “Transition Period”) to the Company of the Executive’s intended termination of employment without Good Reason (“Voluntary Termination”).  During the Transition Period, the Executive shall assist and advise the Company in any transition of business, customers, prospects, projects and strategic planning, and the Company shall continue to pay Executive’s Base Salary and benefits through the end of the Transition Period.  The Company may, in its sole discretion, upon five (5) days prior written notice to the Executive, make such termination of employment effective earlier than the expiration of the Transition Period (“Early Termination Right”), but it shall pay the Executive’s Base Salary and benefits through the earlier of: the end of the Transition Period, or the date that the Executive accepts full-time employment or a full-time consulting engagement from a third party.

10.

CONSEQUENCES OF TERMINATION.  Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time.  Subject to satisfaction of each of the conditions set forth in Section 12, the following amounts and benefits shall be due to the Executive.  Any Accrued Amounts (as defined in Section 11(a)) shall be payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law.

(a)

DISABILITY.  Upon employment termination due to Disability, the Company shall pay or provide the Executive: (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) any unpaid Annual Target Bonus earned with respect to any calendar year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits (collectively, “Accrued Amounts”).  In addition, upon the Executive’s termination due to Disability, the Executive shall be entitled to exercise any vested equity award(s) granted to the Executive for a period equal to the shorter of: (i) twenty-four (24) months after termination, or (ii) the remaining term of the award(s).

(b)

DEATH.  In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs.  In addition, upon the Executive’s death, the Company will extend the time period that the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to exercise any vested equity award(s) granted to the Executive for a period equal to the shorter of: (i) twenty-four (24) months after termination, or (ii) the remaining term of the award(s).

(c)

TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.  If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts only, and shall not be obligated to make any additional payments to the Executive. In addition, upon the Executive’s termination by the Company for Cause, or by the Executive without Good Reason, all options not exercised shall terminate.

(d)

TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.  If the Executive’s employment by the Company is terminated by the Company without Cause (and not due to Disability or death) or by the Executive for Good Reason, then the Company shall pay or provide the Executive with the Accrued Amounts and subject to compliance with Section 12:

(i) payment of an amount equal to 1.00 times the sum of Executive’s annual Base Salary plus Executive’s Annual Target Bonus amount for the year of termination, assuming payment in full of the Annual Target Bonus, which shall be payable to Executive in equal installments in accordance with the Company’s normal payroll practices, for twelve (12) months following the date that the release of claims becomes effective and irrevocable;

(ii) effective as of immediately prior to such termination of employment, accelerated vesting of all then unvested equity awards (with any applicable performance-based awards deemed earned at the target level of achievement) with such awards (other than stock options) settled as soon as practicable thereafter and in all events by March 15th of the calendar year following the year in which such termination occurs or to remain exercisable (with respect to stock options) and the Company will extend exercise all equity award(s) granted to the Executive for a period equal to the shorter of: (i) twenty-four (24) months after termination, or (ii) the remaining term of the award(s); and

(iii) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and subject to Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for Executive’s participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (i) the 12 month anniversary of the date of termination; (ii) Executive becoming eligible for other group health benefits, or (iii) the expiration of Executive’s rights under COBRA; provided, however, that in the event that the benefits provided herein would subject the Company or any of its affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive and the Company agree to work together in good faith to restructure the foregoing benefit.

11.

CONDITIONS.  Any payments or benefits made or provided pursuant to Section 11 (other than Accrued Amounts) are subject to the Executive’s (or, in the event of the Executive’s death, the beneficiary’s or estate’s, or in the event of the Executive’s Disability, the guardian’s):

(a)

compliance with the provisions of Section 8 hereof;

(b)

delivery to the Company of an executed waiver and general release of any and all known and unknown claims, and other provisions and covenants, in the form acceptable to the Company (which shall be delivered to the Executive within five (5) business days following the termination date) (the “General Release”) within twenty-one (21) days of presentation thereof by the Company to the Executive (or a longer period of time if required by law), and permitting the General Release to become effective in accordance with its terms; and

(c)

delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans effective as of the termination date.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive within fifteen (15) days of the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 19 of this Agreement).  Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of the Executive’s employment, the Executive shall be entitled to receive any Accrued Amounts, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures.  Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and the first payroll date following the period during which the Executive may sign the General Release occurs in the following calendar year, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

12.

CONSEQUENCES OF A CHANGE IN CONTROL.  Notwithstanding any provision of this Section 5 to the contrary, if the Company (or its successor) terminates the employment of Executive upon or at any time in connection with a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A (as defined below (each, a “Change of Control Transaction”)), subject to the Executive’s execution of a release in the form of

Exhibit A attached hereto, the Executive shall be entitled to the following severance payments and benefits upon such termination: (i) a lump sum cash payment, within 30 days after termination, equal to twenty-four (24) months of the Executive’s then-current Base Salary; (ii) a lump sum cash payment, within thirty (30) days after termination, equal to a pro-rated amount of his/her target Annual Target Bonus for the year immediately preceding the termination; (iii) payment of the full amount of all premiums for continued health benefits (including COBRA) under the Company’s health plans for a period of twelve (12) months following the termination; and (iv) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive and the Company will extend exercise all equity award(s) granted to the Executive for a period equal to the shorter of: (i) twelve (12) months after termination, or (ii) the remaining term of the award(s). In each case such amounts shall be less payroll taxes and withholding required by any federal, state or local law.

If within one year after the occurrence of a Change in Control, the Executive terminates his employment with the Company for Good Reason or the Company terminates the Executive's employment for any reason other than death, Disability or Cause, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, the Executive shall be entitled to receive from the Company the following severance payments and benefits upon such termination: (i) a lump sum cash payment, within thirty (30) days after termination, equal to twenty-four (24) months of the Executive’s then-current base salary plus the full bonus that would be due during this period, assuming payment in full of the Annual Target Bonus; (ii) payment of the full amount of all premiums for continued health benefits (including COBRA) under the Company’s health plans for a period of twelve (12) months following the termination; and (iii) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive and the Company will extend exercise all equity award(s) granted to the Executive for a period equal to the shorter of: (i) twenty-four (24) months after termination, or (ii) the remaining term of the award(s). In each case such amounts shall be less payroll taxes and withholding required by any federal, state or local law.

(c)

For purposes of this Agreement, “Change in Control” means:

(i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) of the total voting power of all its then outstanding voting securities;

(ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or

(iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

13.

ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.  Any such successor or assign of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

14.

NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Heat Biologics, Inc.

627 Davis Drive, Suite 400

Morrisville, North Carolina 27560

Attention: Chief Financial Officer

Telephone: (919) 240-7133

and a copy (which shall not constitute notice) shall also be sent to:

Gracin & Marlow, LLP

405 Lexington Avenue, 26th Floor

New York, New York 10174

Attention: Leslie Marlow, Esq.

Telephone: (212) 907-6457

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.

SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

16.

SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.

COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.  One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

18.

SECTION 409A.

(a)

Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).  Severance benefits shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”).  Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9).  However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive’s separation from service, or (ii) the Executive’s death.  The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

(b)

It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

19.

SECTION 4999 EXCISE TAX.

(a)

If any payments, rights or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of the Executive with the Company or any person affiliated with the Company) (the “Payments”) received or to be received by the

Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then, except as set forth in Section 20(b) below, the Company shall pay to the Executive an amount in addition to the Payments (the “Gross-Up Payment”) as calculated below.  The Gross Up Payment shall be in an amount such that, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment tax and Excise Tax on the Gross Up Payment, but before deduction for any federal, state or local income and employment tax on the Payments, the net amount retained by the Executive shall be equal to the Payments.

(b)

The process for calculating the Excise Tax, determining the amount of any Gross-Up Payment and other procedures relating to this Section 19, including the time period for making the Gross-Up Payment, are set forth in Appendix A attached hereto.  For purposes of making the determinations and calculations required herein, the Accounting Firm (as defined in Appendix A) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accounting Firm shall make such determinations and calculations on the basis of “substantial authority” (within the meaning of Section 6662 of the Code) and the Company shall use reasonable efforts to cause the Accounting Firm to provide opinions to that effect to both the Company and Executive.

20.

REPRESENTATIONS.  The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.  The Executive further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement, that he has consulted with his attorney before executing this Agreement, that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

21.

WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

22.

SURVIVAL.  The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Section 8 and Sections 10 through 28, inclusive of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

23.

AGREEMENT OF THE PARTIES.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

24.

INTEGRATION.  This Agreement, together with the Confidentiality Agreement and the Grant Agreements, contains the complete, final and exclusive agreement of the parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties, including but not limited to the Prior Employment Agreement.  The Executive acknowledges and agrees that the Company has fully satisfied, and has no further obligations to the Executive arising under, or relating to, the Prior Employment Agreement or any other employment or consulting arrangement or understanding or otherwise.

25.

AMENDMENT.  This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a duly authorized officer of the Company.

26.

WAIVER.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

27.

CHOICE OF LAW.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to its conflict of laws principles.

28.

DISPUTE RESOLUTION.  To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Executive’s employment with the Company, or the termination of the Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Durham, NC by JAMS, Inc. (“JAMS”) or its successors.  Both the Executive and the Company acknowledge that by agreeing to this arbitration procedure, each waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at HTTP://WWW.JAMSADR.COM/RULES-CLAUSES/, and which will be provided to the Executive upon request.  In any such proceeding, the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that in no event shall the arbitrator be empowered to hear or determine any class or collective claim of any type.  Nothing in this Agreement is intended to prevent either the Company or the Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law.  The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.  Notwithstanding the foregoing, nothing in this Section 29 shall prevent the Company from seeking and obtaining a judicial junction in a court of competent jurisdiction to enforce a violation of Section 8 (and the Agreement referenced in Section 8) or 9 of this Agreement. Executive hereby agrees to waive a jury and filing of a bond for any such action by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

HEAT BIOLOGICS, INC.

By:	/s/ William L. Ostrander
Name:	William L. Ostrander
Title:	Chief Financial Officer

Dated:	January 4, 2021

/s/ Jeffrey Wolf
Jeffrey Wolf

Dated:	January 4, 2021

Signature Page to Employment Agreement

APPENDIX A

TAX GROSS-UP PAYMENT RULES AND PROCEDURES

1.

Subject to Paragraph 3 below, all determinations required to be made under Section 20 of this Agreement, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an accounting firm (the “Accounting Firm”) selected in accordance with Paragraph 2 below.  The Company shall use reasonable efforts to cause the Accounting Firm to provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days before the event that results in the potential for an excise tax liability for the Executive, which could include but is not limited to a Change in Control and the subsequent vesting of any cash payments or awards, or the Executive’s termination of employment, or such earlier time as is required by the Company.  The initial Gross-Up Payment, if any, as determined pursuant to this Paragraph 1, shall be paid on the Executive’s behalf to the applicable taxing authorities by no later than the date the Executive is required to remit the taxes to such taxing authority.  If the Accounting Firm determines that no Excise Tax is payable to the Executive, the Company shall use reasonable efforts to cause the Accounting Firm to furnish the Executive with a written report indicating that he has substantial authority not to report any Excise Tax on his federal income tax return.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Paragraph 3 below and the Executive thereafter is required to make a payment or additional payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment, increased by all applicable interest and penalties associated with the Underpayment, shall be promptly paid by the Company to or for the benefit of the Executive.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes on earned income at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

2.

The Accounting Firm shall be a public accounting firm proposed by the Company and agreed upon by the Executive.  If the Executive and the Company cannot agree on the firm to serve as the Accounting Firm within ten (10) days after the date on which the Company proposed to the Executive a public accounting firm to serve in such capacity, then the Executive and the Company shall each select one accounting firm and those two (2) firms shall jointly select the accounting firm to serve as the Accounting Firm within ten (10) days after being requested by the Company and the Executive to make such selection.  The Company shall pay the fees of the Accounting Firm.

3.

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the period ending on the date that any payment of taxes with respect to such claim is due or the thirty (30) day period following the date on which the Executive gives such notice to the Company, whichever period is shorter.  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including attorneys’ fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation of the foregoing provisions of this Paragraph 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax and income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other authority.

4.

If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 3 above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Paragraph 3), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

2